Exhibit 99.1

Press Release

KEMPER AND INFINITY SHAREHOLDERS APPROVE PROPOSALS

RELATED TO PENDING MERGER

CHICAGO and BIRMINGHAM, Ala., June 1, 2018 – Kemper Corporation (NYSE: KMPR) and Infinity Property and Casualty Corporation (NASDAQ: IPCC) announced that, during an annual meeting of Kemper’s shareholders held today in Chicago and a special meeting of Infinity’s shareholders held today in Birmingham, the companies’ respective shareholders approved proposals related to the previously announced merger agreement under which Kemper will acquire Infinity.

The proposals received overwhelming shareholder support, with 99.1% of the shares of Kemper common stock voted at Kemper’s annual meeting voting to approve a proposal to issue shares of Kemper common stock pursuant to the merger agreement, and 99.9% of the shares of Infinity common stock voted at Infinity’s special meeting voting to approve a proposal to adopt the merger agreement.

“Today’s vote is an important milestone toward completing our transaction to form a leader in auto insurance, particularly specialty auto, and create significant value for both Infinity and Kemper shareholders,” said Joseph P. Lacher, Jr., Kemper’s President and Chief Executive Officer. “I’m pleased with the tremendous support our shareholders have shown for our transaction, and for the commitment associates on both sides have demonstrated to our integration planning efforts as we work to create a combined company that will deliver enhanced products, service and performance to all our stakeholders.”

Glen N. Godwin, Infinity Chief Executive Officer, added, “We’d like to thank our shareholders who have demonstrated their support for the merger with Kemper and what it means for the markets we serve. Today’s vote was an important step in creating a stronger company for the benefit of our customers, employees, shareholders and the communities we serve.”

The pending transaction, first announced on February 13, 2018, is expected to close in the third quarter of 2018, and remains subject to fulfillment or waiver of certain additional closing conditions, including receipt of regulatory clearances and approvals.

About Kemper Corporation

The Kemper family of companies is one of the nation’s leading insurers. With $8 billion in assets, Kemper is improving the world of insurance by offering personalized solutions for individuals, families and businesses. Kemper’s businesses collectively:

•	Offer insurance for home, auto, life, health and valuables

•	Service six million policies

•	Represented by 20,000 agents and brokers

•	Employ 5,550 associates dedicated to providing exceptional service

•	Licensed to sell insurance in 50 states and the District of Columbia

Learn more about Kemper.

About Infinity Property and Casualty Corporation

Infinity Property and Casualty Corporation (NASDAQ: IPCC) is a national provider of automobile insurance with a concentration on nonstandard auto insurance. Its products are offered through a network of approximately 10,600 independent agencies and brokers. For more information about Infinity, please visit www.infinityauto.com.

Cautionary Statements Regarding Forward-Looking Information

This communication may contain or incorporate by reference statements or information that are, include or are based on forward-looking statements within the meaning of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give expectations, intentions, beliefs or forecasts of future events or otherwise for the future, and can be identified by the fact that they relate to future actions, performance or results rather than relating strictly to historical or current facts. Words such as “believe(s),” “goal(s),” “target(s),” “estimate(s),” “anticipate(s),” “forecast(s),” “project(s),” “plan(s),” “intend(s),” “expect(s),” “might,” “may,” “could” and variations of such words and other words and expressions of similar meaning are intended to identify such forward-looking statements. However, the absence of such words or other words and expressions of similar meaning does not mean that a statement is not forward-looking.

Any or all forward-looking statements may turn out to be wrong, and, accordingly, readers are cautioned not to place undue reliance on such statements. Forward-looking statements involve a number of risks and uncertainties that are difficult to predict, and are not guarantees or assurances of future performance. No assurances can be given that the results and financial condition contemplated in any forward-looking statements will be achieved or will be achieved in any particular timetable. Forward-looking statements involve a number of risks and uncertainties that are difficult to predict, and can be affected by inaccurate assumptions or by known or unknown risks and uncertainties that may be important in determining actual future results and financial condition. The general factors that could cause actual results and financial condition to differ materially from those expressed or implied include, without limitation, the following: (a) the satisfaction or waiver of the conditions precedent to the consummation of the proposed merger transaction involving Kemper Corporation (“Kemper”), a wholly-owned subsidiary of Kemper and Infinity Property and Casualty Corporation (“Infinity”), including, without limitation, the receipt of regulatory approvals (including approvals, authorizations and clearances by insurance regulators necessary to complete such proposed merger transaction) on the terms desired or anticipated (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of such proposed merger transaction); (b) unanticipated difficulties or expenditures relating to such proposed merger transaction; (c) risks relating to the value of the shares of Kemper’s common stock to be issued in such proposed merger transaction; (d) disruptions of Kemper’s and Infinity’s current plans, operations and relationships with third persons caused by the announcement and pendency of such proposed merger transaction, including, without limitation, the ability of the combined company to hire and retain any personnel; (e) legal proceedings that may be instituted against Kemper and Infinity in connection with such proposed merger transaction; and (f) those factors listed in annual, quarterly and periodic reports filed by Kemper and Infinity with the Securities and Exchange Commission (the “SEC”), whether or not related to such proposed merger transaction.

Kemper and Infinity assume no, and expressly disclaim any, duty or obligation to update or correct any forward-looking statement as a result of events, changes, effects, states of facts, conditions, circumstances, occurrences or developments subsequent to the date of this communication or otherwise, except as required by law. Readers are advised, however, to consult any further disclosures Kemper and Infinity make on related subjects in its filings with the SEC.

Additional Information About the Transaction and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. This communication relates to the proposed merger transaction involving Kemper, a wholly-owned subsidiary of Kemper and Infinity, among other things. In connection therewith, Kemper filed with the SEC a Registration Statement on Form S-4 that includes a definitive joint proxy statement of Kemper and Infinity and also constitutes a definitive prospectus of Kemper, and each of Kemper and Infinity may be filing with the SEC other documents regarding the proposed transaction. Kemper and Infinity commenced mailing of the definitive joint proxy statement/prospectus to Kemper’s shareholders and Infinity’s shareholders on April 30, 2018. BEFORE MAKING ANY INVESTMENT DECISION, INVESTORS AND SECURITYHOLDERS OF KEMPER AND/OR INFINITY ARE URGED TO READ THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED MERGER AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. Investors and securityholders may obtain free copies of the definitive joint proxy statement/prospectus, any amendments or supplements thereto and other documents filed with the SEC by Kemper and Infinity through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by Kemper are available free of charge under the “Investors” section of Kemper’s website located at http://www.kemper.com or by contacting Kemper’s Investor Relations Department at 312.661.4930 or investors@kemper.com. Copies of the documents filed with the SEC by Infinity are available free of charge under the “Investor Relations” section of Infinity’s website located at http://www.infinityauto.com or by contacting Infinity’s Investor Relations Department at 205.803.8186 or investor.relations@infinityauto.com.

Contact - Kemper
News Media:	Barbara Ciesemier
312.231.3604
bciesemier@kemper.com
Investors:	Michael Marinaccio
312.661.3699
investors@kemper.com

Contact – Infinity
Investors:	Amy Jordan
205.803.8186
Amy.jordan@ipacc.com